Exhibit 99.1

Primis Financial Corp. Reports Diluted Earnings per Share of $0.38 for the First Quarter of 2021

Announces Fourth Quarter Launch of Digital Bank

Declares Quarterly Cash Dividend of $0.10 Per Share

MCLEAN, Va., April 29, 2021 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary Primis Bank (the "Bank"), today reported net income of $9.4 million for the quarter ended March 31, 2021, compared to $27 thousand for the quarter ended March 31, 2020. Earnings per share for the three months ended March 31, 2021 were $0.39 on a basic and $0.38 on a diluted basis compared to $0.00 basic and diluted for the three months ended March 31, 2020.

The Company also announced its new digital banking initiative expected to launch in the fourth quarter of this year. As detailed below, the new digital bank will have unique technology-driven products and services and will initially be focused on consumer and small-business customers.

The Board of Directors also announced and declared a dividend of $0.10 per share payable on May 24, 2021 to shareholders of record on May 14, 2021. This is Primis' thirty-eighth consecutive quarterly dividend.

Highlights for the three months ended March 31, 2021 versus three months ended March 31, 2020

  Rebranding of the Corporation and the Bank from Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, effective March 31, 2021.
  Return on average assets of 1.19% versus 0.0% in the year-ago period.
  Operating return on average assets(1) of 1.21% versus 0.63% in the year-ago period.
  Net income was $9.4 million, pre-tax pre-provision earnings were $11.3 million and pre-tax pre-provision operating earnings(1) were $11.5 million for the first quarter of 2021, versus $27 thousand, $3.5 million and $8.9 million, respectively for the first quarter of 2020.
  Pre-tax pre-provision return on average assets(1) of 1.43% and pre-tax pre-provision operating return on average assets(1) of 1.45% for the first quarter of 2021, compared to 0.52% and 1.30%, respectively, in the first quarter of 2020.
  Total assets at the end of first quarter of 2021 were $3.33 billion, an increase of 20.6%.
  Gross loans were $2.39 billion at the end of the first quarter of 2021, up 8.1% from the year ago period.  Excluding PPP balances, gross loans declined 7.1% over the same period.
  Loans on deferral were $112.8 million or 5.5% of gross loans excluding PPP balances. Approximately 59% of total deferrals were from the hotel portfolio while restaurant deferrals were approximately 1%.
  Total deposits increased $613 million year-over-year despite a $288 million decline in time deposits over the same time frame.  Non-time deposits comprised 83.7% of total deposits at March 31, 2021 versus 65.0% at March 31, 2020.
  Cost of deposits declined to 0.60% for the first quarter of 2021 compared to 1.25% for the first quarter of 2020.
  Mortgage income was $1.3 million for the first quarter of 2021 versus $231 thousand for the first quarter of 2020.
  Allowance for credit losses to total loans (excluding PPP balances) of 1.70% at March 31, 2021 versus 0.57% at March 31, 2020.
  Book value per share of $16.22 and tangible book value per share(1) of $11.84 at March 31, 2021, an increase of $0.63 and $0.73, respectively, from a year ago despite a significant build in the allowance for credit losses and $0.40 in dividends paid over the last twelve months.

Commenting on the quarter, President and CEO Dennis J. Zember, Jr. stated, "I am proud of the accomplishments our bank has made over this past quarter, including a wildly successful rebranding effort. Launching a new brand and working to change perception in the marketplace is no easy task. Our employees have embraced the challenge of making Primis stand for superior customer service enhanced by technology. The feedback from customers has been tremendous so far. As we detail below, our new digital banking effort is the next exciting step of the Primis evolution."

Added Matthew A. Switzer, Executive Vice President and CFO, "Our liquidity continued to build in the quarter as cash and equivalents ended March at $480 million. Part of this liquidity build was due to a deposit relationship with a mortgage company that has generated more funds than anticipated. We anticipate normalization of this account in the second quarter which should reduce cash balances by approximately $100 million. We continue to focus on building core deposits while anticipating a more robust lending environment in the latter half of 2021 as the economy continues to open."

Announcement of New Digital Banking Initiative

As noted above, the Company announced plans for a new digital bank offering with a launch date during the fourth quarter of 2021. This venture will utilize a modern, cloud-based core platform provided by Finxact. The Company has also partnered with nearly a dozen technology firms to provide the most robust and unique banking experience including Apiture (for digital customer-facing and mobile applications), Savana (customer and product management and servicing) and Levvel (third-party lead for development and implementation). Key features enabled by this new technology include real-time processing and fully self-contained mobile applications, including in-app account opening, while utilizing the latest security protocols and robust consumer data protection.

The Company believes that this modern banking architecture is critical. First, this architecture greatly compresses the time for creative thoughts and ideas to become a reality in the customer's mobile application. Today's mobile applications are not functional or unique and severely limit the ability to incorporate banks' new ideas to address customer needs. Second, the Company's creative abilities and unique features will remain the property of Primis alone. The developers that breathe life into these new ideas will either be employed by or contracted to the Company and any distinguishing features will not be for sale or distribution by our core provider. This drastically lengthens the period of time in which the Company can differentiate itself and invites substantial collaboration from industry experts, consumers and fintech partners who previously had no avenue or platform to roll out exclusive solutions.

The initial rollout will center on deposit solutions for retail and small business customers and will incorporate a variety of unique and proprietary features that the Company believes will be very attractive for customers. Additionally, the Company's products and services in the digital bank will feature rates, fee schedules and customer incentives that recognize the substantially lower infrastructure costs borne by the bank to provide services. Management estimates that the capital outlay of developing a fully functional, modern core with unique and distinguishing characteristics will approximate the capital investment of two to three traditional branches in metropolitan-type markets.

The digital bank will operate in parallel with the Bank's existing infrastructure currently powered by solutions from Fiserv. Fiserv remains an important partner for the Company, and the Fiserv platform will continue to support the Bank's growth for the foreseeable future.

Mr. Zember noted, "Our branches and employees are passionate about providing the highest quality service and leadership in our local communities. This high-touch model is important but at the same time, we are cognizant of how customer behavior and demands for more technology have changed over the last year. We launched a new brand with a vision of being unique in this industry, wanting to use technology to improve the customer experience. Our efforts here should create a competitive advantage and something noticeably unique in our communities."

Panacea Financial Division Update

The Bank's Panacea Division ("Panacea"), which launched in November of 2020, has seen strong early success with physician household growth. Panacea continues to actively pursue partnerships to support the physician community such as the recently announced partnership with the Student Osteopathic Medical Association, the largest independent organization of osteopathic medical students. Additionally, Panacea closed its first medical school debt refinance loan in April which represents a new and potentially significant avenue for further loan growth. Lastly, the Panacea Financial Foundation closed its first round of grants to underrepresented ethnic and racial minority residents and fellow physicians in March and remains driven to help improve the minority representation within medicine.

Net Interest Income

Net interest income increased to $25.0 million for the three months ended March 31, 2021 from $20.5 million for the three months ended March 31, 2020. PPP fee income was $4.95 million for the current quarter and was the primary factor contributing to the increase. The Company's reported net interest margin for the first quarter was 3.41% compared to 3.58% in the fourth quarter of 2020 and 3.32% in the first quarter of 2020. Net interest margin excluding the effects of PPP loans(1) was 2.99% in the first quarter of 2021, down 24 bps from 3.23% linked-quarter due to significantly higher cash balances. Unrecognized net deferred fees related to PPP loans totaled $5.21 million versus $4.45 million at December 31, 2020.

Yield on loans for the first quarter was 4.82%, or 4.47%(1) excluding the effect of PPP loans, compared to 4.89% in the first quarter of 2020. While lower rates also lowered funding costs, the Company aggressively pursued core deposits during the year to replace brokered time deposits and other sources of wholesale funding. Despite actively pursuing core deposits and positively shifting the Company's deposit mix, the cost of total deposits still declined to 0.60% in the first quarter of 2021 from 1.25% in the year-ago quarter. The Company also paid off $20.0 million of subordinated debt with a floating-rate cost of three-month LIBOR plus 502 basis points in February of this year.

Noninterest Income

During the three months ended March 31, 2021, Primis had non-interest income of $3.8 million compared to $2.8 million for the three months ended March 31, 2020. Income on account maintenance and deposit service fees increased $119 thousand from the year-ago period primarily in account service charges and non-sufficient fund fees. Gains on our investment in Southern Trust Mortgage ("STM") increased to $1.3 million compared to $231 thousand in the same quarter in 2020, driven by higher margins on closed loans combined with a higher volume of mortgage activity. The gain on investment in STM was negatively impacted this quarter by an expense of approximately $1.2 million due to management restructuring at STM.

Noninterest Expense

Noninterest expense was $18.2 million for the three months ended March 31, 2021, compared to $19.9 million for the three months ended March 31, 2020. As previously disclosed, the year ago period included $4.9 million of charges related to management restructuring. Excluding these charges, total noninterest expense increased $3.22 million, largely driven by an increase of $1.96 million in employee compensation and benefits year-over-year. In addition to generally higher staffing and compensation levels, employee compensation in the first quarter of 2021 was impacted by $200 thousand in recruitment payments as well as $454 thousand in employee incentive payments tied to core deposit generation in the fourth quarter of 2020. Other expenses also increased in the first quarter versus the year ago period, largely driven by a $711 thousand increase in the reserve for unfunded commitments.

Loan Portfolio and Asset Quality

Loans outstanding grew to $2.39 billion at March 31, 2021, compared to $2.21 billion at March 31, 2020. Excluding PPP loans, loans outstanding have decreased $156.2 million since March 31, 2020, largely driven by a $109.3 million decrease in 1-4 family residential balances. The Company ended the first quarter of 2021 with $112.8 million of loans on deferral, or 5.5% of total loans excluding PPP loans. Hotels account for 59% of all deferrals with approximately 25% of the hotel portfolio deferred at March 31, 2021. Of the hotel deferrals, 55% are paying interest with the remainder deferring both interest and principal.

Nonperforming assets, excluding portions guaranteed by the SBA, were 0.41% of total assets at March 31, 2021, compared to 0.43% at March 31, 2020. Loans rated substandard remained flat in the first quarter of 2021 from linked-quarter.

The allowance for credit losses was $34.9 million at March 31, 2021, up 174% from $12.7 million at March 31, 2020, due to pandemic-related provisioning and the adoption of the Current Expected Credit Loss ("CECL") accounting standard. The Company released $1.37 million of the allowance as economic outlook related to the pandemic improved in the quarter and unguaranteed loan balances declined. As a percentage of loans (excluding PPP), the allowance was 1.70% at the end of the first quarter of 2021. Annualized net charge-offs to average loans remained low at 1 basis points for the first quarter of 2021 versus 18 basis points in the year-ago period.

Deposits

Total deposits increased to $2.69 billion at March 31, 2021, compared to $2.43 billion at December 31, 2020 and $2.08 billion at March 31, 2020. During the quarter, CDs declined by $51.3 million while core deposits (demand, NOW, money market and savings) increased $307.3 million linked-quarter. Time deposits represented approximately 16% of total deposits at March 31, 2021. The Company is aggressively building sales and incentive cultures focused on growing and managing core deposits, with the primary attention on commercial and consumer checking accounts. Management expects continued improvement in the funding mix over the next several quarters with further reductions in total funding costs to occur in the last several quarters of 2021.

Stockholders' Equity

Book value per share as of March 31, 2021 was $16.22, an increase of $0.63 since March 31, 2020. Tangible book value per share(1) at the end of the first quarter of 2021 was $11.84, an increase of $0.73 since March 31, 2020. Shareholder's equity was $398.0 million, or 11.95% of total assets at March 31, 2021. Tangible common equity(1) at March 31, 2021 was $290.5 million, or 9.01% of tangible assets(1).

About Primis Financial Corp.

As of March 31, 2021, Primis had $3.33 billion in total assets, $2.39 billion in total loans and $2.69 billion in total deposits. Primis Bank, the Company's banking subsidiary, provides a range of financial services to individuals and small- and medium-sized businesses through forty-one full-service branches in Virginia and Maryland and through certain internet and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	6830 Old Dominion Drive
Phone: (703) 893-7400	McLean, VA 22101

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings; operating return on average assets; pre-tax pre-provision operating return on average assets; operating return on average equity; operating return on average tangible equity; operating efficiency ratio; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and net interest margin excluding PPP loans are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis' performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute "forward-looking statements" within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company's future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including our outlook and long-term goals for future growth; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; statements regarding the potential effects of the COVID-19 pandemic on our business and financial results and conditions; and the assumptions underlying our expectations.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the Company's ability to implement its various strategic and growth initiatives, including its announced new digital bank; competitive pressures among financial institutions increasing significantly; changes in economic or political conditions, either nationally or locally, particularly in areas in which the Company conducts operations; interest rate risk; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic; changes in management's plans for the future; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values, or competition; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company's participation in and execution of government programs related to the COVID-19 pandemic; the impact of the COVID-19 pandemic on the Company's assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company's management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company's filings with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2020, under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors," and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

(1) Non-GAAP financial measure. Please see "Reconciliation of Non-GAAP Items"in the financial tables.

Primis Financial Corp.
Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For Three Months Ended:					Variance - 1Q 2021 vs.

Selected Performance Ratios:	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020		1Q 2020
Return on average assets	1.19%	1.15%	1.19%	0.61%	0.00%	4	bps	119	bps
Operating return on average assets (1)	1.21%	0.82%	1.19%	0.61%	0.63%	39		58
Pre-tax pre-provision operating return on average assets(1)	1.45%	1.56%	1.78%	2.28%	1.30%	(10)		15
Return on average equity	9.63%	9.16%	9.87%	4.92%	0.03%	47		960
Operating return on average equity (1)	9.79%	6.53%	9.87%	4.92%	4.57%	326		522
Operating return on average tangible equity (1)	13.45%	9.04%	13.72%	6.86%	0.04%	441		1,341
Cost of funds	0.78%	0.93%	0.83%	0.97%	1.60%	(15)		(82)
Net interest margin	3.41%	3.58%	3.18%	3.33%	3.32%	(17)		9
Gross loans to deposits	89.0%	100.3%	113.9%	116.7%	106.6%	(11)	pts	(18)	pts
Efficiency ratio	63.2%	55.2%	52.2%	45.6%	84.9%	8		(2,170)
Operating efficiency ratio(1)	62.5%	43.1%	52.2%	45.6%	61.9%	19		60

Per Share Data:
Earnings per share - Basic	$ 0.39	$ 0.37	$ 0.40	$ 0.19	$ -	4.15%		-%
Earnings per share - Diluted	$ 0.38	$ 0.37	$ 0.39	$ 0.19	$ -	3.47		-
Book value per share	$ 16.22	$ 16.03	$ 15.96	$ 15.67	$ 15.59	1.20		4.06
Tangible book value per share(1)	$ 11.84	$ 11.60	$ 11.53	$ 11.21	$ 11.11	2.10		6.60
Cash dividend per share	$ 0.10	$ 0.10	$ 0.10	$ 0.10	$ 0.10	0.21		0.21
Weighted average shares outstanding - Basic	24,349,884	24,272,312	24,270,455	24,246,355	24,168,359	0.32		0.75
Weighted average shares outstanding - Diluted	24,509,052	24,401,037	24,375,383	24,352,708	24,388,085	0.44		0.50
Shares outstanding at end of period	24,532,795	24,368,612	24,368,853	24,361,603	24,297,703	0.67%		0.97%

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	0.41%	0.47%	0.53%	0.57%	0.43%	(6)	bps	(3)	bps
Net charge-offs as a percent of average loans (annualized)	0.01%	0.13%	(0.02%)	0.00%	0.18%	(12)		(17)
Allowance for credit losses to total loans	1.46%	1.49%	1.02%	0.94%	0.57%	(3)		88
Allowance for credit losses to total loans (excluding PPP loans)	1.70%	1.71%	1.18%	1.09%	0.57%	(2)		112

Capital Ratios:
Tangible common equity to tangible assets(1)	9.01%	9.49%	9.22%	9.22%	10.17%	(47)	bps	(116)	bps
Leverage ratio (2)	9.35%	9.69%	9.28%	9.35%	10.46%	(34)		(111)
Common equity tier 1 capital ratio (2)	12.65%	13.05%	12.58%	11.23%	12.42%	(40)		23
Tier 1 risk-based capital ratio (2)	13.09%	13.52%	13.03%	11.65%	12.89%	(43)		20
Total risk-based capital ratio(2)	18.16%	19.58%	18.87%	14.59%	15.67%	(142)		249

(1) See Reconciliation of Non-GAAP financial measures.
(2)March 31, 2021 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.

Primis Financial Corp.	As Of :					Variance - 1Q 2021 vs.
(Dollars in thousands)
Condensed Consolidated Balance Sheets (unaudited)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020	1Q 2020
Assets
Cash and cash equivalents	$ 480,280	$ 196,185	$ 149,272	$ 82,586	$ 55,865	144.81%	NM %
Investment securities-available for sale	170,216	153,233	157,896	160,979	168,520	11.08	1.01
Investment securities-held to maturity	33,180	40,721	49,323	53,958	59,234	(18.52)	(43.98)
Loans receivable, net of deferred fees	2,391,529	2,440,496	2,523,709	2,511,504	2,212,538	(2.01)	8.09
Allowance for credit losses	(34,893)	(36,345)	(25,779)	(23,627)	(12,722)	(4.00)	174.27
Net loans	2,356,636	2,404,151	2,497,930	2,487,877	2,199,816	(1.98)	7.13
Stock in Federal Reserve Bank and Federal Home Loan Bank	15,521	16,927	16,927	16,927	21,396	(8.31)	(27.46)
Equity method investment in mortgage affiliate	13,912	12,652	13,238	9,412	5,251	9.96	164.94
Preferred investment in mortgage affiliate	3,305	3,305	3,305	3,305	3,305	-	-
Bank premises and equipment, net	30,076	30,306	30,679	31,087	31,079	(0.76)	(3.23)
Operating lease right-of-use assets	6,947	7,511	7,033	7,111	7,664	(7.51)	(9.36)
Intangible assets	107,439	107,780	108,122	108,463	108,804	(0.32)	(1.25)
Bank-owned life insurance	65,569	65,409	65,015	64,622	64,236	0.24	2.08
Other real estate owned	2,255	3,078	5,388	6,006	5,876	(26.74)	(61.62)
Deferred tax assets, net	14,702	14,646	14,477	11,087	11,154	0.38	31.81
Accrued interest receivable	18,197	19,998	21,076	15,074	8,548	(9.01)	112.88
Other assets	12,235	12,771	14,892	13,677	11,815	(4.20)	3.55
Total assets	$ 3,330,470	$ 3,088,673	$ 3,154,573	$ 3,072,171	$ 2,762,563	7.83%	20.56%

Liabilities and stockholders' equity
Demand deposits	$ 511,611	$ 440,674	$ 467,581	$ 447,605	$ 338,095	16.10%	51.32%
NOW accounts	821,746	714,752	472,553	424,096	380,977	14.97	115.69
Money market accounts	713,968	603,318	534,899	488,229	477,660	18.34	49.47
Savings accounts	202,488	183,814	179,756	171,681	151,406	10.16	33.74
Time deposits	438,773	490,048	561,685	619,918	727,216	(10.46)	(39.66)
Total deposits	2,688,586	2,432,606	2,216,474	2,151,529	2,075,354	10.52	29.55
Securities sold under agreements to repurchase - short term	16,445	16,065	16,181	16,412	13,179	2.37	24.78
Federal Home Loan Bank advances	100,000	100,000	100,000	100,000	205,140	-	(51.25)
PPPLF Advances	-	-	283,906	333,574	-	-	-
Subordinated notes	95,367	115,329	115,378	56,689	56,686	(17.31)	68.24
Operating lease liabilities	7,629	8,238	7,800	7,896	8,509	(7.39)	(10.34)
Other liabilities	24,457	25,881	25,851	24,402	24,873	(5.50)	(1.67)
Total liabilities	2,932,484	2,698,119	2,765,590	2,690,502	2,383,741	8.69	23.02
Stockholders' equity	397,986	390,554	388,983	381,669	378,822	1.90	5.06
Total liabilities and stockholders' equity	$ 3,330,470	$ 3,088,673	$ 3,154,573	$ 3,072,171	$ 2,762,563	7.83%	20.56%

Tangible common equity(1)	$ 290,547	$ 282,774	$ 280,861	$ 273,206	$ 270,018	2.75%	7.60%

Primis Financial Corp.	For Three Months Ended:					Variance - 1Q 2021 vs.
(Dollars in thousands)
Condensed Consolidated Statement of Operations (unaudited)	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020	1Q 2020
Interest and dividend income	$ 30,308	$ 31,919	$ 28,707	$ 28,672	$ 28,481	(5.05)%	6.41%
Interest expense	5,353	6,265	5,709	6,199	7,966	(14.56)	(32.80)
Net interest income	24,955	25,654	22,998	22,473	20,515	(2.72)	21.64
Provision for credit losses	(1,372)	3,101	2,000	10,899	3,450	(144.24)	(139.77)
Net interest income after provision for credit losses	26,327	22,553	20,998	11,574	17,065	16.73	54.27
Account maintenance and deposit service fees	1,817	1,700	1,633	1,489	1,698	6.88	7.01
Income from bank-owned life insurance	386	394	394	385	386	(2.03)	-
Equity gain from mortgage affiliate	1,315	2,571	3,826	4,161	231	(48.85)	NM
Realized losses on sales of investment securities	-	(620)	-	-	-	(100.00)	-
Recoveries on loans and securities charged-off prior to acquisition	79	3,793	288	2,235	184	(97.92)	(57.07)
Other	220	129	130	123	321	NM	(31.46)
Noninterest income	3,817	7,967	6,271	8,393	2,820	(52.09)	35.35
Employee compensation and benefits	9,372	9,211	7,817	7,338	12,309	1.75	(23.86)
Occupancy and equipment expenses	2,355	2,114	2,151	2,044	2,558	11.40	(7.94)
Amortization of core deposit intangible	341	341	341	341	341	-	-
Virginia franchise tax expense	675	613	615	659	570	10.11	18.42
Data processing expense	799	814	701	956	707	(1.84)	13.01
Telecommunication and communication expense	522	378	382	369	368	38.10	41.85
Net (gain) loss on other real estate owned	(60)	905	(16)	-	71	NM	(184.51)
Professional fees	1,287	1,166	1,494	873	1,193	10.38	7.88
Other expenses	2,885	3,012	1,779	1,490	1,735	(4.22)	66.28
Noninterest expense	18,176	18,554	15,264	14,070	19,852	(2.04)	(8.44)
Income before income taxes	11,968	11,966	12,005	5,897	33	0.02	NM
Income tax expense	2,585	3,003	2,417	1,188	6	(13.92)	NM
Net income	$ 9,383	$ 8,963	$ 9,588	$ 4,709	$ 27	4.69%	NM %

(1) See Reconciliation of Non-GAAP financial measures.
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.	As Of:					Variance - 1Q 2021 vs.
(Dollars in thousands)
Loan Portfolio Composition	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020		1Q 2020
Loans secured by real estate:
Commercial real estate - owner occupied	$ 421,666	$ 436,338	$ 416,446	$ 412,607	$ 409,443	(3.36)%		2.99%
Commercial real estate - non-owner occupied	567,945	602,191	603,891	590,054	598,769	(5.69)		(5.15)
Secured by farmland	12,351	13,136	16,640	16,876	16,633	(5.98)		(25.74)
Construction and land development	104,661	103,401	120,108	122,105	115,090	1.22		(9.06)
Residential 1-4 family	515,518	559,299	581,949	612,941	624,818	(7.83)		(17.49)
Multi-family residential	136,914	107,130	107,529	100,567	90,551	27.80		51.20
Home equity lines of credit	85,160	91,857	97,870	101,355	106,957	(7.29)		(20.38)
Total real estate loans	1,844,215	1,913,352	1,944,433	1,956,505	1,962,261	(3.61)		(6.02)

Commercial loans	188,050	189,622	217,511	205,009	224,308	(0.83)		(16.16)
Paycheck Protection Program loans	335,210	314,982	338,473	325,014	-	6.42		-
Consumer loans	24,054	22,540	23,292	24,976	25,969	6.72		(7.37)
Loans receivable, net of deferred fees	$ 2,391,529	$ 2,440,496	$ 2,523,709	$ 2,511,504	$ 2,212,538	(2.01)%		8.09%

Loans by Risk Grade:
Pass, not graded	$ -	$ 533,287	$ 574,954	$ 653,943	$ 630,827	(100.00)%		(100.00)%
Pass Grade 1 - Highest Quality	955	778	891	306	538	22.75		77.51
Pass Grade 2 - Good Quality	348,836	332,251	375,861	323,512	28,583	4.99		NM
Pass Grade 3 - Satisfactory Quality	1,110,453	627,270	878,031	837,606	866,316	77.03		28.18
Pass Grade 4 - Pass	853,234	872,604	660,630	662,534	664,124	(2.22)		28.48
Pass Grade 5 - Special Mention	33,661	29,809	14,132	14,006	11,622	12.92		189.63
Grade 6 - Substandard	44,390	44,497	19,210	19,597	10,528	(0.24)		NM
Grade 7 - Doubtful	-	-	-	-	-	-		-
Grade 8 - Loss	-	-	-	-	-	-		-
Total loans	$ 2,391,529	$ 2,440,496	$ 2,523,709	$ 2,511,504	$ 2,212,538	(2.01)%		8.09%

	As Of or For Three Months Ended:
(Dollars in thousands)
Asset Quality Information	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Allowance for Credit Losses:	Allowance for Credit Losses		Allowance for Loan losses
Balance at beginning of period	$ (36,345)	$ (25,779)	$ (23,627)	$ (12,722)	$ (10,261)
Adoption of CECL	-	(8,292)	-	-	-
Provision for loan losses	1,372	(3,101)	(2,000)	(10,899)	(3,450)
Net charge-offs	80	827	(152)	(6)	989
Ending balance	$ (34,893)	$ (36,345)	$ (25,779)	$ (23,627)	$ (12,722)

Reserve for Unfunded Commitments:	Allowance for Credit Losses		Allowance for Loan losses
Balance at beginning of period	$ (740)	$ (55)	$ (55)	$ (55)	$ (55)
Adoption of CECL	-	(305)	-	-	-
Unfunded loan commitment expense	(711)	(380)	-	-	-
Total Reserve for Unfunded Commitments	$ (1,450)	$ (740)	$ (55)	$ (55)	$ (55)

	As Of:					Variance - 1Q 2021 vs.

Non-Performing Assets:	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020		1Q 2020
Nonaccrual loans	$ 14,251	$ 14,462	$ 15,270	$ 14,930	$ 8,941	(1.46)%		59.39%
Accruing loans delinquent 90 days or more	-	-	-	-	-	-		-
Total non-performing loans	14,251	14,462	15,270	14,930	8,941	(1.46)		59.39
Other real estate owned	2,255	3,078	5,388	6,006	5,876	(26.74)		(61.62)
Total non-performing assets	$ 16,506	$ 17,540	$ 20,658	$ 20,936	$ 14,817	(5.90)		11.40
SBA guaranteed portion of non-performing loans	$ 2,960	$ 3,076	$ 4,076	$ 3,513	$ 2,889	(3.77)		2.46

Troubled debt restructuring	$ 2,804	$ 987	$ 1,629	$ 1,667	$ 694	184.09		NM
Loans deferred under COVID-19 modifications	$ 112,834	$ 122,010	$ 436,591	$ 707,841	$ 24,308	(7.52)%		364.18%

The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 1Q 2021 vs.

Average Balance Sheet	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2020		1Q 2020
Assets
Loans, net of deferred fees	$ 2,436,713	$ 2,497,259	$ 2,501,614	$ 2,401,620	$ 2,200,926	(2.42)%		10.71%
Investment securities	193,364	204,968	213,039	222,124	231,794	(5.66)		(16.58)
Other earning assets	339,480	147,014	163,159	91,230	54,800	130.92		NM
Total earning assets	2,969,557	2,849,241	2,877,812	2,714,974	2,487,520	4.22		19.38
Other assets	240,737	252,231	256,284	250,897	252,700	(4.56)		(4.73)
Total assets	$ 3,210,294	$ 3,101,472	$ 3,134,096	$ 2,965,871	$ 2,740,220	3.51%		17.15%

Liabilities and stockholders' equity
Demand deposits	$ 477,812	$ 459,830	$ 452,500	$ 418,382	$ 333,408	3.91%		43.31%
Interest-bearing liabilities:
NOW and other demand accounts	773,768	688,125	451,583	404,700	379,531	12.45		103.87
Money market accounts	653,443	569,223	504,887	488,648	469,651	14.80		39.13
Savings accounts	192,252	182,434	176,305	163,574	147,697	5.38		30.17
Time deposits	465,945	525,607	590,263	710,483	756,055	(11.35)		(38.37)
Total Deposits	2,563,219	2,425,219	2,175,538	2,185,787	2,086,342	5.69		22.86
Borrowings	226,398	260,493	547,182	371,836	251,830	(13.09)		(10.10)
Total Funding	2,789,617	2,685,712	2,722,720	2,557,623	2,338,172	3.87		19.31
Other Liabilities	25,539	26,588	25,869	24,495	21,781	(3.95)		17.25
Stockholders' equity	395,138	389,172	385,507	383,753	380,267	1.53		3.91
Total liabilities and stockholders' equity	$ 3,210,294	$ 3,101,472	$ 3,134,096	$ 2,965,871	$ 2,740,220	3.51%		17.15%

Memo: Average PPP loans	$ 333,145	$ 332,080	$ 335,653	$ 192,751	$ -	0.32%		-%

Net Interest Income
Loans	$ 28,957	$ 30,596	$ 27,266	$ 27,044	$ 26,741	(5.36)%		8.29%
Investment securities	1,042	993	1,129	1,247	1,361	4.93		(23.44)
Other earning assets	309	330	312	381	379	(6.36)		(18.47)
Total Earning Assets	30,308	31,919	28,707	28,672	28,481	(5.05)		6.41

Non-interest bearing DDA	-	-	-	-	-	-		-
NOW and other interest-bearing demand accounts	1,093	1,167	807	745	786	(6.34)		39.06
Money market accounts	1,085	984	800	830	1,575	10.26		(31.11)
Savings accounts	142	137	130	107	116	3.65		22.41
Time deposits	1,496	2,038	2,620	3,464	4,026	(26.59)		(62.84)
Total Deposit Costs	3,816	4,326	4,357	5,146	6,503	(11.79)		(41.32)

Other Borrowings	1,537	1,939	1,352	1,053	1,463	(20.73)		5.06
Total Funding Costs	5,353	6,265	5,709	6,199	7,966	(14.56)		(32.80)

Net Interest Income	$ 24,955	$ 25,654	$ 22,998	$ 22,473	$ 20,515	(2.72)%		21.64%

Memo: SBA PPP loan interest and fee income	$ 5,778	$ 5,725	$ 2,233	$ 512	$ -	0.93%		-%
Memo: SBA PPP loan funding costs	$ 288	$ 498	$ 174	$ 82	$ -	-%		NM	%

Net Interest Margin
Loans	4.82%	4.87%	4.34%	4.53%	4.89%	(5)	bps	(7)	bps
Investments	2.19%	1.93%	2.11%	2.26%	2.36%	26		(17)
Other Earning Assets	0.37%	0.89%	0.76%	1.68%	2.78%	(52)		(241)
Total Earning Assets	4.14%	4.46%	3.97%	4.25%	4.60%	(32)		(46)

NOW	0.57%	0.67%	0.71%	0.74%	0.83%	(10)		(26)
MMDA	0.67%	0.69%	0.63%	0.68%	1.35%	(2)		(68)
Savings	0.30%	0.30%	0.29%	0.26%	0.32%	-		(2)
CDs	1.30%	1.54%	1.77%	1.96%	2.14%	(24)		(84)
Cost of Interest Bearing Deposits	0.74%	0.88%	1.01%	1.17%	1.49%	(14)		(75)
Cost of Deposits	0.60%	0.71%	0.80%	0.95%	1.25%	(11)		(65)

Other Funding	2.75%	2.96%	0.98%	1.14%	2.34%	(21)		41
Total Cost of Funds	0.78%	0.93%	0.83%	0.97%	1.37%	(15)		(59)

Net Interest Margin	3.41%	3.58%	3.18%	3.33%	3.32%	(17)		9
Net Interest Spread	3.36%	3.53%	3.14%	3.27%	3.24%	(17)		12

Memo: Excluding SBA PPP loans
Loans	4.47%	4.57%	4.60%	4.83%	4.89%	(10)	bps	(42)	bps
Total Earning Assets	3.77%	4.14%	4.14%	4.49%	4.60%	(37)		(83)
Net Interest Margin*	2.99%	3.23%	3.28%	3.51%	3.32%	(23)		(32)

*Net interest margin excluding the effect of SBA PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands, except per share data)	For Three Months Ended:

Reconciliation of Non-GAAP items:	1Q 2021	4Q 2020	3Q 2020	2Q 2020	1Q 2020
Net income	$ 9,383	$ 8,963	$ 9,588	$ 4,709	$ 27
Non-GAAP adjustments to Net Income:
Management Restructure / Recruiting	200	843	-	-	4,899
Branch Closures	-	-	-	-	479
(Gain or recovery) / loss on securities	-	(2,964)	-	-	-
Brand Initiative / Renaming	-	1,000	-	-	-
Extraordinary PPP income and expense	-	(2,177)	-	-	-
Other loss and related legal expenses	-	-	-	-	-
Income tax effect	(43)	729	-	-	(1,076)
Net Income adjusted for nonrecurring income and expenses	$ 9,540	$ 6,394	$ 9,588	$ 4,709	$ 4,329

Net income	$ 9,383	$ 8,963	$ 9,588	$ 4,709	$ 27
Income tax expense	2,585	3,003	2,417	1,188	6
Provision for credit losses (incl. unfunded commitment expense)	(661)	3,481	2,000	10,899	3,450
Pre-tax pre-provision earnings	$ 11,307	$ 15,447	$ 14,005	$ 16,796	$ 3,483
Effect of adjustment for nonrecurring income and expenses	200	(3,298)	-	-	5,378
Pre-tax pre-provision operating earnings	$ 11,507	$ 12,149	$ 14,005	$ 16,796	$ 8,861

Return on average assets	1.19%	1.15%	1.19%	0.61%	0.00%
Effect of adjustment for nonrecurring income and expenses	0.02%	(0.33%)	0.00%	0.00%	0.63%
Operating return on average assets	1.21%	0.82%	1.19%	0.61%	0.63%

Return on average assets	1.19%	1.15%	1.19%	0.61%	0.00%
Effect of tax expense	0.33%	0.39%	0.33%	0.18%	0.00%
Effect of provision for credit losses	(0.08%)	0.45%	0.26%	1.49%	0.52%
Pre-tax pre-provision return on average assets	1.43%	1.98%	1.78%	2.28%	0.52%
Effect of adjustment for nonrecurring income and expenses	0.03%	(0.42%)	0.00%	0.00%	0.78%
Pre-tax pre-provision operating return on average assets	1.45%	1.56%	1.78%	2.28%	1.30%

Return on average equity	9.63%	9.16%	9.87%	4.92%	0.03%
Effect of adjustment for nonrecurring income and expenses	0.16%	(2.63%)	0.00%	0.00%	4.54%
Operating return on average equity	9.79%	6.53%	9.87%	4.92%	4.57%
Effect of goodwill and other intangible assets	3.66%	2.51%	3.85%	1.94%	(4.53%)
Operating return on average tangible equity	13.45%	9.04%	13.72%	6.86%	0.04%

Efficiency ratio	63.17%	55.19%	52.22%	45.61%	84.87%
Effect of adjustment for nonrecurring income and expenses	(0.70%)	(12.07%)	0.00%	0.00%	(22.99%)
Operating efficiency ratio	62.48%	43.11%	52.22%	45.61%	61.88%

Book value per share	$ 16.22	$ 16.03	$ 15.96	$ 15.67	$ 15.59
Effect of goodwill and other intangible assets	(4.38)	(4.43)	(4.43)	(4.46)	(4.48)
Tangible book value per share	$ 11.84	$ 11.60	$ 11.53	$ 11.21	$ 11.11

Stockholders' equity	$ 397,986	$ 390,554	$ 388,983	$ 381,669	$ 378,822
Less goodwill and other intangible assets	(107,439)	(107,780)	(108,122)	(108,463)	(108,804)
Tangible common equity	$ 290,547	$ 282,774	$ 280,861	$ 273,206	$ 270,018

Equity to assets	11.95%	12.64%	12.33%	12.42%	13.71%
Effect of goodwill and other intangible assets	(2.94%)	(3.16%)	(3.11%)	(3.21%)	(3.54%)
Tangible common equity to tangible assets	9.01%	9.49%	9.22%	9.22%	10.17%

Net interest margin	3.41%	3.58%	3.18%	3.33%	3.32%
Effect of adjustment for PPP associated balances*	(0.42%)	(0.35%)	0.10%	0.18%	0.00%
Net interest margin excluding PPP	2.99%	3.23%	3.28%	3.51%	3.32%

*Net interest margin excluding the effect of PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods